Exhibit 99.1

Contango Reports Second Quarter Results and Updates Operations

HOUSTON--(BUSINESS WIRE)--February 9, 2009--Contango Oil & Gas Company (AMEX:MCF) reported revenues from sales of natural gas, oil and natural gas liquids for the three months ended December 31, 2008 of approximately $45.5 million, compared to $16.6 million for the same period last year. The Company reported net income from continuing operations for the three months ended December 31, 2008 of approximately $18.9 million, or $1.14 per basic share and $1.12 per diluted share. This compares to net income from continuing operations for the three months ended December 31, 2007 of $7.7 million or $0.45 per basic and diluted share.

For the six months ended December 31, 2008, the Company reported revenues from sales of natural gas, oil and natural gas liquids of approximately $118.2 million, compared to $25.7 million for the same period last year. The Company reported net income from continuing operations for the six months ended December 31, 2008 of approximately $49.8 million, or $2.98 per basic share and $2.92 per diluted share. This compares to net income from continuing operations for the six months ended December 31, 2007 of $12.9 million or $0.75 per basic and diluted share.

The Company is currently producing at an 8/8ths rate of approximately 228 million cubic feet equivalent per day (“Mmcfed”) (approximately 85 Mmcfed net to Contango) as our Mary Rose #1 well is shut-in and undergoing a workover. Our production is further constrained due to entrained water that attaches to the paraffin in our condensate. This condition is exacerbated by ambient cold temperatures. We are in the process of installing line heaters at an 8/8ths cost of approximately $3.7 million ($1.85 million net to Contango), which we believe will solve this problem. We expect to have the line heaters installed in the March/April 2009 time frame.

Kenneth R. Peak, the Company’s Chairman and Chief Executive Officer, said, “We are scheduled to spud our Eugene Island 56 prospect, High Country West, towards the end of this month. The Finding and Development cost estimate on this well, should it be successful, is anticipated to be in the $1.50/mcfe range. Contango has been, and expects to continue to be, a taxpayer, and thus we also have a tax related incentive to drill in what looks otherwise to be a difficult year for natural gas prices.”

Mr. Peak continued, “When I began working in the industry in 1973, oil prices were $2.00 per barrel and natural gas was selling for $0.10/mcf, and since then, I have participated in all of the boom/bust cycles over the intervening years, and as painful as the busts are, they are also the time when the most and best opportunities develop. We intend to seek these opportunities throughout 2009. One of the best opportunities available to us is the purchase of our common stock. Thus far under our announced $100 million stock purchase program, we have purchased 717,654 shares of our common stock, at an average price of $46.88 per share, or a total expenditure of $33.6 million. Using our December 31, 2008 reserve report, we have thus “purchased” 15.4 Bcfe, at an average cost of $2.23 per Mcfe.”

CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES:
Natural gas, oil and liquids sales	$45,516,589	$16,595,383	$118,237,396	$25,691,126
Total revenues	45,516,589	16,595,383	118,237,396	25,691,126

EXPENSES:
Operating expenses	5,413,883	808,076	9,952,245	1,531,922
Exploration expenses (credit)	(461,258)	413,791	7,630,882	515,427
Depreciation, depletion and amortization	6,350,014	947,665	13,247,428	1,547,905
Lease expirations	377,652	-	446,417	-
General and administrative expenses	2,577,152	1,755,181	4,503,238	3,097,642
Total expenses	14,257,443	3,924,713	35,780,210	6,692,896
NET INCOME FROM CONTINUING OPERATIONS
BEFORE OTHER INCOME AND INCOME TAXES	31,259,146	12,670,670	82,457,186	18,998,230

OTHER INCOME (EXPENSE):
Interest expense (net of interest capitalized)	(146,263)	(1,329,499)	(442,421)	(2,159,359)
Interest income	179,361	484,195	603,513	848,509
Other income (expense)	-	(7,142)	-	2,184,023

NET INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	31,292,244	11,818,224	82,618,278	19,871,403
Provision for income taxes	(12,375,657)	(4,130,587)	(32,781,319)	(6,944,348)
NET INCOME FROM CONTINUING OPERATIONS	18,916,587	7,687,637	49,836,959	12,927,055

DISCONTINUED OPERATIONS
Discontinued operations, net of income taxes	-	104,036,104	-	104,968,156
NET INCOME	18,916,587	111,723,741	49,836,959	117,895,211
Preferred stock dividends	-	450,000	-	900,000
NET INCOME ATTRIBUTABLE TO COMMON STOCK	$18,916,587	$111,273,741	$49,836,959	$116,995,211

NET INCOME PER SHARE:
Basic
Continuing operations	$1.14	$0.45	$2.98	$0.75
Discontinued operations	-	6.49	-	6.56
Total	$1.14	$6.94	$2.98	$7.31
Diluted
Continuing operations	$1.12	$0.45	$2.92	$0.75
Discontinued operations	-	6.02	-	6.09
Total	$1.12	$6.47	$2.92	$6.84

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	16,598,297	16,023,002	16,727,475	16,007,091
Diluted	16,899,619	17,277,392	17,071,192	17,245,483

Production, Prices, Operating Expenses, and Other

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollar amounts in 000's, except per Mcfe amounts)		(Dollar amounts in 000's, except per Mcfe amounts)

Production Data:
Natural gas (million cubic feet)	5,016	1,754	9,874	3,023
Oil and condensate (thousand barrels)	98	32	216	55
Natural gas liquids (thousand gallons)	335	434	1,039	814
Total (million cubic feet equivalent)	5,652	2,008	11,318	3,469

Natural gas (million cubic feet per day)	54.5	19.1	53.7	16.4
Oil and condensate (thousand barrels per day)	1.1	0.3	1.2	0.3
Natural gas liquids (thousand gallons per day)	3.6	4.7	5.6	4.4
Total (million cubic feet equivalent per day)	61.6	21.6	61.7	18.8

Average Sales Price:
Natural gas (per thousand cubic feet)	$7.89	$7.55	$9.72	$6.73
Oil and condensate (per barrel)	$56.88	$86.85	$94.58	$78.38
Natural gas liquids (per gallon)	$1.08	$1.34	$1.82	$1.26

Selected data per Mcfe:
Lease operating expenses (including severence taxes)	$0.96	$0.40	$0.88	$0.44
General and administrative expenses	$0.46	$0.87	$0.40	$0.89
Depreciation, depletion and amortization of
natural gas and oil properties	$1.10	$0.39	$1.12	$0.36

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

CONTACT:
Contango Oil & Gas Company, Houston
Kenneth R. Peak, 713-960-1901
www.contango.com